Exhibit 21.1

Subsidiaries of the Registrant

Wholly-owned subsidiaries:

TriGrow Systems, LLC

AGM Service Company LLC

Ariafy Finance, LLC

Agxiom, LLC

Harbor Mountain Holdings, LLC

75% owned subsidiary:

Agrify Brands, LLC

60% owned subsidiary:

Agrify-Valiant, LLC